February 27, 2006
For Immediate Release
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x 4240

SJI Delivers 13% Increase in Income from Continuing Operations
Seventh Consecutive Year of Record Earnings

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced record earnings from continuing operations for 2005 of $48.6 million, an increase from $43.0 million posted in 2004. Earnings per share from continuing operations for 2005 totaled $1.71 per share compared with $1.56 per share for the prior year period, a 10% increase. Earnings per share results for 2004 were adjusted to reflect the impact of SJI’s two-for-one stock split completed on June 30, 2005. Included in 2005’s results was a charge of $0.05 per share related to a year-end early retirement incentive program offered to its employees.

“The skill, hard work and dedication of the SJI team delivered another year of exceptional results for our shareholders in 2005,” said SJI Chairman & CEO Edward Graham. “Just as importantly, we undertook a wide range of initiatives during the year to position SJI for continued growth in the years ahead.” The most significant of these actions was an internal reorganization of SJI, effective January 1, 2006, that is designed to create operating synergies among our non-utility businesses; focus the utility on increasing margins through both revenue generation and operating efficiency; and promote competition between internal and external service providers. “We continue to see many growth opportunities ahead for SJI and our focus is to position ourselves to take advantage of them,” stated Graham. “Our target remains to produce 6% - 7% average annual earnings per share growth on a long-term, forward-looking basis.”

SJI’s 2005 Highlights:

➢	Produced record earnings for the seventh consecutive year; net income from continuing operations rose by 13%.
➢	Increased annualized dividend by $0.05 to $0.90 per share, a 5.9% hike.
➢	Combined with dividends paid in 2005, shareholders received a total return of 14% on investment.
➢
For the 5-year period ending December 31, 2005, investors enjoyed a 19% annualized total return compared with the 0.5% and negative 2% returns from the S&P 500 Index and S&P Utility Index, respectively.

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➢	Continued to strengthen balance sheet: average equity-to-capitalization ratio improved to 48.6% in 2005 from 42.5% in 2003.
➢	Implemented two-for-one stock split.
➢	Named to the S&P SmallCap 600 Index.
➢	Rated among the top 20 energy companies in the country by the publication Public Utilities Fortnightly.

Utility Business Posts Strong Performance: South Jersey Gas’ net income of $34.5 million in 2005 was 10% higher than last year’s level of $31.5 million. The drivers for 2005 performance were customer growth, a full year of benefit from the base rate case settled in July 2004, and careful control of operating expenses. These positives more than offset lower customer gas use that was driven in part, by warm first and fourth quarters.

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2.8% Customer Growth Rate for 2005 - South Jersey Gas added 8,845 customers during 2005, for a total of 322,424. This performance reflects the continued strong new housing development in SJG’s service territory. Customers added in the last 12 months are anticipated to contribute approximately $1.9 million to net income annually.

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Operating Expenses Held in Check - Operating and Maintenance Expense rose less than 1% in 2005 compared with 2004 after factoring out a $1.3 million increase in bad debt expense, and a $0.6 million increase in charges related to an early retirement incentive program offered in late 2005 compared with a similar program in 2004. The increase in bad debt expense reflected higher write-offs and an increase to reserves for potentially uncollectible accounts related to higher gas prices.

Non-Utility Income Contribution Up Sharply: Non-Utility operations accounted for 29% of SJI’s 2005 earnings, increasing 22% to $14.0 million from $11.5 million in 2004. This year’s drivers for improving performance came from our on-site energy project development business, the appliance services business, and our wholesale commodity marketing business.

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Marina Energy Net Income Up Almost 50% - Our on-site energy production business contributed $3.8 million to SJI’s bottom line in 2005, compared with $2.6 million for 2004. Major contributors to this year’s performance were improved operations at our existing projects and the start of operations at our landfill gas project with the Atlantic County Utility Authority. Marina’s operations benefited from particularly hot and humid conditions experienced in the third quarter of 2005.

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Appliance Services Business has Outstanding Year - South Jersey Energy Service Plus produced earnings of $1.8 million, almost 70% higher than the $1.1 million of net income recorded for 2004. Performance improvement for the year was driven by higher installation sales, productivity initiatives, and service contract price increases implemented in the second half of 2004.

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Wholesale Commodity Marketing Business Doubles - The wholesale commodity business added $6.9 million to SJI’s bottom line for 2005, up from $3.3 million for 2004. Increased sales volumes, up 4% to 81.5 million decatherms, coupled with rising and volatile natural gas prices created profitable opportunities for our wholesale commodity business throughout the year. That performance helped offset most of the $4.0 million decline in our retail commodity business compared with 2004. That decline resulted from our decision to return residential and commercial gas customers to the utility due to unfavorable market conditions experienced over the last 12 months. During the first quarter of 2006 we began marketing natural gas to that consumer group with an offer that provided price certainty.

SJI’s Balance Sheet Improves: For the third consecutive year our balance sheet reflects improvement to the company’s equity-to-capitalization ratio, inclusive of short-term debt. For the year, SJI’s equity ratio averaged 48.6% compared with 47.0% for 2004. Strong earnings growth and equity capital raised through our dividend reinvestment plan accounted for the improvement.

Webcast and Conference call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast to discuss the company’s 2005 fiscal year earnings on Tuesday, February 28, 2006 at 9:30am ET. To participate in the conference call, dial
1-866-383-8009, approximately 10 minutes ahead of the scheduled time and provide the pass code of 46761200.

To listen to a live webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com , click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website following the call. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 12093201. SJI encourages shareholders, media and members of the financial community to participate in the conference call and/or listen to the webcast.

Forward-Looking Statement

This news release contains forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI’s most recent reports on SEC Forms 10-K and 10-Q. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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SOURCE: DAVID A. KINDLICK 609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	December 31,
	2005	2004
Operating Revenues:
Utility	$190,424	$154,079
Nonutility	90,977	91,383

Total Operating Revenues	281,401	245,462

Operating Expenses:
Cost of Sales - Utility	141,955	103,478
Cost of Sales - Nonutility	81,094	79,474
Operation and Maintenance	31,051	30,314
Energy and Other Taxes	3,626	3,267

Operating Income	23,675	28,929

Other Income and Expense:
Equity in Affiliated Companies	310	210
Other	341	(57)

Total Other Income and Expense	651	153

Interest Charges *	(5,397)	(5,498)

Income Taxes	(7,471)	(9,428)

Income from Continuing Operations	11,458	14,156

Discontinued Operations - Net	(152)	(214)

Net Income Applicable to Common Stock	$11,306	$13,942

Basic Earnings Per Common Share (Based on Average Basic Common Shares Outstanding):
Continuing Operations	$0.40	$0.51
Discontinued Operations - Net	(0.01)	(0.01)

Basic Earnings Per Common Share	$0.39	$0.50

Average Common Shares Outstanding - Basic	28,702	27,694

Diluted Earnings Per Common Share (Based on Average Diluted Common Shares Outstanding):
Continuing Operations	$0.40	$0.51
Discontinued Operations - Net	(0.01)	(0.01)

Diluted Earnings Per Common Share	$0.39	$0.50

Average Common Shares Outstanding - Diluted	28,932	27,935

	Twelve Months Ended
	December 31,
	2005	2004
Operating Revenues:
Utility	$576,405	$494,948
Nonutility	344,577	324,128

Total Operating Revenues	920,982	819,076

Operating Expenses:
Cost of Sales - Utility	404,144	326,981
Cost of Sales - Nonutility	297,352	287,714
Operation and Maintenance	105,067	101,643
Energy and Other Taxes	12,635	11,999

Operating Income	101,784	90,739

Other Income and Expense:
Equity in Affiliated Companies	902	901
Other	619	985

Total Other Income and Expense	1,521	1,886

Interest Charges *	(20,950)	(20,573)

Income Taxes	(33,767)	(29,079)

Income from Continuing Operations	48,588	42,973

Discontinued Operations - Net	(669)	(680)

Net Income Applicable to Common Stock	$47,919	$42,293

Basic Earnings Per Common Share (Based on Average Basic Common Shares Outstanding):
Continuing Operations	$1.72	$1.57
Discontinued Operations - Net	(0.02)	(0.03)

Basic Earnings Per Common Share	$1.70	$1.54

Average Common Shares Outstanding - Basic	28,175	27,382

Diluted Earnings Per Common Share (Based on Average Diluted Common Shares Outstanding):
Continuing Operations	$1.71	$1.56
Discontinued Operations - Net	(0.02)	(0.03)

Diluted Earnings Per Common Share	$1.69	$1.53

Average Common Shares Outstanding - Diluted	28,399	27,596

* Net of rate recovery of carrying costs on certain
unrecovered fuel and environmental remediation expenses.